Exhibit 99.1

For Immediate Release

SunPower Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpower.com

SunPower Announces Pricing of $400 Million Aggregate Principal Amount of its 0.875 Percent Senior Convertible Debentures due 2021

SAN JOSE, Calif., June 6, 2014 — SunPower Corp. (NASDAQ: SPWR) today announced that it has priced the previously announced private offering of $400 million aggregate principal amount of its 0.875% senior convertible debentures due 2021. The sale of the debentures is subject to market and other customary conditions and is expected to close on June 11, 2014.

Total Energies Nouvelles Activités USA, a subsidiary of Total S.A. that owns approximately 60 percent of SunPower’s common stock, has agreed to purchase, and the initial purchasers have agreed to sell to Total Energies Nouvelles Activités USA, $250 million aggregate principal amount of the $400 million aggregate principal amount of debentures to be offered (assuming that the full $400 million aggregate principal amount is sold).

SunPower expects to receive net proceeds from this offering of approximately $395.3 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by it. SunPower intends to use the net proceeds from the offering for general corporate purposes, including, but not limited to, retirement of existing indebtedness, pursuing its HoldCo strategy, capital expenditures, and working capital.

The debentures will pay interest semi-annually on June 1 and December 1 of each year, beginning on December 1, 2014, at a rate of 0.875 percent per annum, and will mature on June 1, 2021, unless earlier redeemed, repurchased or converted. The debentures will be convertible into shares of SunPower’s common stock at any time based on an initial conversion rate of 20.5071 shares of common stock per $1,000 principal amount of debentures (which is equivalent to an initial conversion price of approximately $48.76 per share of SunPower’s common stock), representing a conversion premium of approximately 42.5 percent over the closing sale price of $34.22 per share of SunPower’s common stock on The NASDAQ Global Select Market on June 5, 2014. The conversion rate (and the conversion price) will be subject to adjustment in certain circumstances.

SunPower may redeem the debentures at its option in whole, but not in part, for a period of 30 calendar days following the repurchase date relating to a non-stock change of control fundamental change (as defined in the indenture governing the debentures) at a cash redemption price equal to 100 percent of the principal amount of the debentures, plus accrued and unpaid interest, if any.

The debentures are being offered in a private placement only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933 (the “Act”), and to Total Energies Nouvelles Activités USA, which is an institutional accredited investor under Regulation D under the Act. The debentures have not been registered under the Act or any other state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities law.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Act. Any offers of the debentures will be made only by means of a confidential offering memorandum. The debentures being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the applicable private offering memorandum.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. The company uses words and phrases such as “intends,” “will,” “may,” “could,” “expect,” “potential,” and similar expressions to identify forward-looking statements in this press release, including forward-looking statements regarding the closing of the offering of the debentures, the use of the net offering proceeds, SunPower’s ability to make required interest and other payments on the debentures (including upon redemption) and the convertibility of the debentures. Such forward-looking statements are based on information available to the company as of the date of this release and involve a number of risks and uncertainties, some beyond the company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including risks and uncertainties such as: (i) market conditions; (ii) potential fluctuations in the company’s stock price; (iii) management’s broad discretion over the use of the net proceeds of the offering; (iv) changes in U.S. generally accepted accounting principles or in their interpretation; and (v) other risks described in the offering company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date, and the company is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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